UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2009 (August 5, 2009)

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BANCORP RHODE ISLAND, INC.
(Exact name of registrant as specified in its charter)

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Rhode Island
(State or other jurisdiction of incorporation)

333-33182	05-0509802
(Commission File Number)	(IRS Employer Identification Number)

One Turks Head Place, Providence, Rhode Island 02903

(Address of principal executive offices)

(401) 456-5000

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 1.01.                      Entry Into a Material Definitive Agreement

On August 5, 2009, Bancorp Rhode Island, Inc. (the “Company”) repurchased from the United States Department of Treasury (the “Treasury”) all of the 30,000 outstanding shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”), having a liquidation amount equal to $1,000 per share. The Preferred Stock was issued to the Treasury on December 19, 2008 pursuant to the Treasury’s Capital Purchase Program (the “CPP”). The aggregate purchase price paid by the Company to repurchase the Preferred Stock was $30,333,333.33, including $333,333.33 of accrued and unpaid dividends.

The Company intends to notify the Treasury of its intent to repurchase the outstanding warrant issued to the Treasury in connection with the CPP, which allows the Treasury to purchase up to 192,967 shares of the Company’s common stock.  The purchase price for the warrant is subject to negotiation between the Company and the Treasury.

While the Company was not required to raise additional capital in order to receive regulatory approval to repay the CPP funds, the Board believed it was prudent to assure access to capital on reasonable terms should economic conditions deteriorate more than currently anticipated.  Also, a commitment for additional capital would provide the Company with increased flexibility in responding to market developments.

As a result, the Company entered into a Standby Commitment Letter Agreement (the “Commitment Agreement”) on August 5, 2009 with a trust of which Malcolm G. Chace, the Company’s Chairman of the Board of Directors (the “Board”) and owner of more than 10% of the Company’s outstanding common stock, is a trustee and beneficiary (the “Purchaser”).  Pursuant to this commitment, the Company will have the right, exercisable at any time during the next 18 months, to require the Purchaser to purchase up to $8.0 million (the “Maximum Amount”) of trust preferred securities to be issued by a trust subsidiary of the Company (the “Trust Subsidiary”).  At the time of the purchase of the trust preferred securities by the Purchaser, the Company would purchase all of the common securities of the Trust Subsidiary, in an amount equal to at least 3% of the total capital of the Trust Subsidiary.  The Trust Subsidiary would in turn use the proceeds from the sale of the trust preferred and the common securities to acquire floating rate junior subordinated notes of the Company.  Under the terms of the Commitment Agreement, the Purchaser will deposit cash and/or securities in amount equal to at least 115% of the Maximum Amount in a control account to secure the Purchaser’s obligation to purchase the trust preferred securities at the option of the Company.  If and when issued, the trust preferred securities will bear interest at a rate equal to the 3-Month LIBOR plus 7.98%, subject to a maximum annual rate of 14.00%.  As consideration for the commitment, the Company will pay a $320,000 commitment fee to the Purchaser, representing 4% of the Maximum Amount.  A copy of the Commitment Agreement, is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Both the Executive Committee of the Board (without participation from Mr. Chace) and the Audit Committee of the Board, at separate meetings, reviewed the terms of the Commitment Agreement and recommended the transaction to the Board for approval.  Barclays Capital Inc. acted as financial adviser to the Company in connection with the Commitment Agreement and the underlying trust preferred securities.

Item 3.03 Material Modifications to Rights of Security Holders.

See Item 1.01 above with respect to the Company’s repurchase of the Preferred Stock held by the Treasury, which is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(c)           Exhibits

Exhibit No.                      Exhibit

10.1	Standby Commitment Letter Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANCORP RHODE ISLAND, INC.

By: /s/ Linda H. Simmons
Linda H. Simmons
Chief Financial Officer

Date:  August 5, 2009